SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_______________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported):  June 5, 2008

SINGLE TOUCH SYSTEMS INC.
(Exact name of registrant as specified in its charter)

Delaware	33-73004	13-4122844
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

32 Poplar Place Fanwood, NJ	07023
(Address of principal executive offices)	(Zip Code)

(973) 652-6333

(Registrant’s telephone number, including area code)

Hosting Site Network, Inc.

(Former name if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Second Addendum to Single Touch Merger Agreement

On June 10, 2008 we executed a Second Addendum to the Agreement and Plan of Merger and Reorganization dated March 20, 2008 among us, Single Touch Acquisition Corp. and Single Touch Interactive, Inc. (the “Merger Agreement”). The Second Addendum provides for us to engage in a 3:1 forward stock split in the form of a stock dividend prior to the closing under the merger Agreement without any effect on the number of shares to be issued to the Single Touch Interactive, Inc. securityholders at closing under the Merger Agreement. It further provides that such forward split will have no effect on the unit conversion price of the convertible notes presently being offered by us in our offering of up to $3,300,000 in convertible notes or upon the exercise prices for the Class A Warrants and Class B Warrants underlying such units. All subscribers to the note offering have agreed to this provision and any subsequent subscribers will be required to do so as well.

Additional Bridge Loan and Sale of Additional Convertible Notes

On May 31, 2008 we accepted subscriptions for an aggregate of $425,000 in convertible notes being offered as part of our offering of up to $3,300,000 in convertible notes. Following such closing, we have now sold an aggregate of $2,620,000 of convertible notes under the offering. On June 5, 2008 we loaned the $425,000 in subscription proceeds to Single Touch Interactive, Inc. in furtherance of our March 31, 2008 Bridge Loan Agreement with Single Touch Interactive, Inc. To date we have made aggregate loans to Single Touch Interactive, Inc. under the Bridge Loan Agreement of $2,670,000. Upon making the June 5, 2008 loan we received a secured bridge loan note from Single Touch Interactive, Inc., dated June 5, 2008, which is identical, in all material respects, to the other notes we have received from Single Touch Interactive, Inc. under the Bridge Loan Agreement.

Item 9.01. Financial Statements and Exhibits.

Exhibits filed as part of this Report are as follows:

Exhibit 4.1	Secured $425,000 Bridge Loan Note of Single Touch Interactive, Inc. dated June 5, 2008

Exhibit 10.1
Second Addendum dated June 10, 2008 to Agreement and Plan of Merger and Reorganization dated March 20, 2008 among Hosting Site Network, Inc., Single Touch Acquisition Corp., and Single Touch Interactive, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SINGLE TOUCH SYSTEMS INC.

By:	/s/ Scott Vicari
Name:	Scott Vicari
Title:	President
Dated: June 18, 2008